Exhibit 4.39
WALDENCAST PLC
INSIDER TRADING POLICY

Adopted on September 16, 2022

As a director, officer or employee of Waldencast plc or one of its subsidiaries (together, “we,” “us,” “Waldencast” or the “Company”), you will probably become aware of material information about our business or other companies that we do business with or are interested in acquiring (“other entities”) that is not available to the investing public (“material nonpublic information”). You have a legal and ethical obligation to maintain the confidentiality of material nonpublic information. In addition, it is illegal and a violation of Company policy to purchase or sell any securities of the Company (including selling shares issued under stock options, restricted stock units (“RSUs”) or other equity awards) or in any other entities while you are in possession of material nonpublic information about the Company or those other entities. The Company’s Board of Directors (the “Board”) has adopted this Insider Trading Policy (this “Policy”) to ensure compliance with the law and to avoid even the appearance of improper conduct by anyone associated with Waldencast. We have all worked hard to establish the Company’s reputation for integrity and ethical conduct, and we are all responsible for preserving and enhancing this reputation.

I.WHO IS COVERED BY THE POLICY

This Policy applies to all Waldencast directors, officers and employees, wherever located and whether they work on a full- or part-time basis, and (a) their spouses, minor children, adult family members sharing the same house, and (b) any other person or entity over whom a person subject to the Policy has substantial influence or control when it relates to decisions to purchase or sell securities (collectively, “Related Insiders”). This Policy also applies to any trust or other estate in which you have a substantial beneficial interest or for which you serve as trustee or in a similar fiduciary capacity. We may also determine that the Policy should apply to other people, such as contractors or consultants who have access to material nonpublic information about the Company.

II.TRANSACTIONS COVERED BY THE POLICY

This Policy applies to purchases and sales of securities, including Waldencast ordinary shares, warrants, shares issued under stock options, RSUs or other equity awards, and if we ever issue them preferred shares, bonds or debt securities or convertible debentures and warrants (“Waldencast Securities”). The Policy also applies to purchases and sales of derivative securities, such as exchange-traded put or call options or swaps relating to Waldencast Securities, as well as securities of other entities, to the extent you become aware of material nonpublic information about the other entities by virtue of your employment at or service with Waldencast. The Policy does not apply, however, to trading in funds that may hold Waldencast Securities, such as exchange-traded funds or mutual funds.

If you are a director, officer or an employee that we identify as having regular access to material nonpublic information about our business, then there are additional restrictions that apply to you that are set forth in the Addendum to Insider Trading Policy that is attached to this Policy (the “Addendum”). We will notify you if the Addendum applies to you. The Addendum contains restrictions about trading in our securities during “blackout periods” and requires pre- clearance for transactions in Waldencast Securities.

III.INDIVIDUAL RESPONSIBILITY

You are responsible for complying with this Policy and ensuring that your Related Insiders also comply with the Policy. As a result, you should make sure that your family and others that live in your home are aware that they need to confer with you before they trade in any Waldencast Securities. You should treat all transactions by your Related Insiders as if they were your own transactions for purposes of this Policy and U.S. securities laws. In all cases, the responsibility for determining whether someone has material nonpublic information rests with that individual. Any action taken by the Company or any other employee pursuant to this Policy does not in any way constitute legal advice or insulate you or your Related Insiders from liability under applicable securities laws.

IV.WHAT IS CONSIDERED MATERIAL NONPUBLIC INFORMATION

What Does Material Mean?

You may wonder what is considered “material” information under the Policy? Under our policies and U.S. securities law, information is material if:

•there is a substantial likelihood that a reasonable investor would consider the information important in determining whether to purchase or sell a security; or

•the information, if made public, likely would affect the market price of a company’s securities.

Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with already publicly available information. Material information can be positive or negative. Information can be material even with respect to companies that are not publicly traded, such as those with outstanding bonds.

Whether information is considered material depends on the facts and circumstances of each situation. It is impossible to list all the information that could be considered material, but some of the more common examples include:

•earnings announcements or guidance on future earnings, or changes to previously released announcements or guidance;
•other unpublished financial results;
•development of a significant new product, process, or service, or new significant contracts or customers;
•the loss of a significant contract or customer;
•expansion or shrinking of our operations or major business disruptions;
•changes in our management team or the Board;

•a cybersecurity incident or risk that may negatively impact our business, reputation or share value;
•pending or threatened significant litigation or government action, or the resolution of any of these types of matters;
•a pending or proposed merger, acquisition, tender offer, joint venture, restructuring or change in assets;
•changes in analyst recommendations or debt ratings;
•events related to Waldencast Securities (e.g., stock splits, dividends, changes to the rights of securityholders, an offering of additional securities, stock repurchases);
•significant changes in the Company’s pricing or cost structure;

•extraordinary borrowing or other financing transactions out of the ordinary course of business;
•write-downs and additions to reserves for bad debts;
•liquidity problems or impending bankruptcy; and
•changes in auditors or auditor notification that the Company may no longer rely on an audit report.

What Does Nonpublic Mean?

What is “Nonpublic” information? Information is considered to be nonpublic unless and until it has been fully disclosed to the public and sufficient time has passed for the stock market to digest the information.

It is important to note that information is not necessarily public just because it has been discussed in the press or on social media, which will sometimes report rumors. You should presume that information is nonpublic until it has been officially released by the Company in at least one of the following ways:

•publicly available filings with the U.S. Securities and Exchange Commission (the “SEC”) or securities regulatory authorities; or
•issuance of press releases via major newswire.

You may not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of material information. Although there is no fixed period for how long it takes the market to absorb information, as a general rule a person who has material nonpublic information should not engage in any trading activities for one (1) full trading day following its official release.

What if I have questions about Information?

If the SEC decides to investigate a transaction, they are likely to view it after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how the transaction may be construed in the bright light of hindsight. If you have any questions or uncertainties about this Policy, the Addendum or whether information you may have may be considered Material or Nonpublic, please ask a member of Waldencast management or the Company’s legal department (“Legal”). Please note, however, that neither the Company nor Legal can provide legal advice to you on a specific proposed transaction (Legal represents the Company not directors, officers or employees, so you may want to talk to your own legal advisor) and asking the Company or Legal will not insulate you from liability under applicable securities laws.

V.“TIPPING” MATERIAL NONPUBLIC INFORMATION IS PROHIBITED

In addition to trading while in possession of material nonpublic information, it is also illegal and a violation of this Policy to give that information to another person (“tipping”) if you know or have reason to believe that the person will misuse the information by trading in securities or will pass it on to others who will trade on it. This applies regardless of whether the “tippee” is related to you or is an entity, such as a trust or a corporation, and regardless of whether you receive any monetary benefit from the tippee.

VI.GIFTS OF SECURITIES

True or “bona fide” gifts of Waldencast Securities are not subject to this Policy, unless (a) you have a reason to believe that the recipient intends to sell the securities while you are aware of material nonpublic information, or (b) you are subject to the Addendum (in which case you will have to have the gift pre-cleared). Gifts of securities may include gifts to trusts for estate planning purposes, as well as donations to a charitable organization. Whether a gift is “bona fide” may depend on various circumstances surrounding the gift. For example, a gift may not be considered bona fide if you receive a monetary benefit such as a tax deduction by donating shares to a charity before you believe the share price will drop because of material nonpublic information you have. Accordingly, you are encouraged to consult Company management or Legal when contemplating a gift.

VII.PROHIBITED TRANSACTIONS

A.Short Sales. You may not engage in short sales of Waldencast Securities. A short sale is a sale of securities when you (i) do not own the securities sold or (ii) do own the securities sold, but do not deliver them within 20 days or place them in the mail within five days of the sale. Short sales may reduce your incentive to seek to improve the Company’s performance and often have the potential to signal to the market that you lack confidence in the Company’s prospects.

B.Margin Accounts and Pledges. Because a margin sale or foreclosure sale may occur at a time when you are aware of material nonpublic information (or for those subject to the Addendum in a blackout period) you may not hold Waldencast Securities in a margin account or otherwise pledge them as collateral for a loan without prior approval in writing from the Company. You will need to get written approval from either Company management or Legal. However, if you are an executive officer or director, you will need to obtain written approval from the Board.

C.Hedging Transactions. You may not engage (directly or indirectly) in hedging transactions, or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Waldencast Securities. Hedging transactions include (but are not limited to) collars, equity swaps, exchange funds and prepaid variable forward sale contracts. Hedging transactions may allow you to continue to own Waldencast Securities, but without the full risks and rewards of ownership. This may lead you to no longer having the same objectives as the Company’s other shareholders.

VIII.SAFEGUARDING CONFIDENTIAL INFORMATION

If material information about Waldencast has not been disclosed to the general public, you must keep that information in strict confidence and discuss it only with authorized persons and other employees who have a “need to know” the information for a legitimate business purpose. You are required to use the utmost care in protecting the Company’s confidential information. You should follow the guidelines below to help prevent the misuse of our confidential information:

•Avoid discussing confidential information with colleagues in places where you may be overheard by people who do not have a valid need to know that information, such as on elevators, in lobbies, common areas, restaurants and on airplanes.
•Be very careful when discussing confidential information on speaker phones or on cell phones in locations where you may be overheard. Do not discuss such information with relatives or social acquaintances.
•Do not give your computer IDs and passwords to any other person. Password protect your computers and log off when they are not in use.
•Always put confidential documents away when you are not using them and, based upon the sensitivity of the material, keep them in a locked desk or office. Do not leave documents containing confidential information where they may be seen by people who do not have a need to know the content of the documents.
•Be aware that the Internet and other external electronic mail carriers are not secure environments for the transmission of confidential information. If available, use Company-authorized encryption software to protect confidential electronic communications.
•Comply with the specific terms of any confidentiality agreements of which you are aware.
•Upon termination of your employment, you must return to the Company all physical (including electronic) copies of confidential information as well as all other material in any physical or electronic form that is based on or derived from such information, without retaining any copies.

You may not bring the confidential information of any former employer to the Company.

IX.RESPONDING TO REQUESTS FOR INFORMATION

People may ask you questions about various activities of the Company. Questions can come from the media, securities analysts and others asking about our business, rumors about us, trading activity, current and future prospects and plans for the Company, whether we are acquiring or selling companies and other similar important information. Do not attempt to handle these inquiries without prior authorization from Waldencast management. Only Waldencast management or our investor relations or public relations employees or agencies are specifically authorized to answer questions about or disclose information about the Company.

•Refer questions or requests for information from the financial community, such as securities analysts, brokers or investors, to the Company’s Chief Executive Officer or Chief Financial Officer.
•Refer requests for information about the Company from the media or press to Waldencast management.
•Refer requests for information from the SEC or other regulators to Waldencast management or Legal.

Please see our Corporate Disclosure Policy for additional guidelines.

X.REPORTING VIOLATIONS/SEEKING ADVICE

If you suspect someone has violated this Policy, you should report it to Company management or Legal through the reporting procedures set forth in our Code of Ethics and Business Conduct. In addition, if you receive:

•material nonpublic information that you are not authorized to receive or that you do not need to know to perform your employment responsibilities; or
•confidential information and are unsure if it is within the definition of material nonpublic information or whether its release might be contrary to a fiduciary or other duty or obligation,

you should not share it with anyone. Consulting your colleagues can have the effect of making the problem worse. Containment of the information is critical until you have talked to Company management or Legal about the situation.

XI.POST-TERMINATION TRANSACTIONS

This Policy and the Addendum continue to apply to transactions in Waldencast Securities even after you are no longer employed by the Company, or if you are a director after your service on the Board ends. If you have material nonpublic information when your employment/service with the Company ends, you may not trade in Waldencast Securities until that information has become public or is no longer material. Questions or concerns on whether any continuing nonpublic information remains material should be directed to Company management or Legal. If you are subject to the Addendum, the Policy will cease to apply to your transactions in

Waldencast Securities upon the expiration of any blackout period or other Company-imposed trading restrictions applicable at the time your employment/service ended.

XII.PENALTIES FOR VIOLATIONS OF THE INSIDER TRADING POLICY AND LAWS

The personal consequences to you of illegal insider trading can be severe. Any person who “willfully” violates any provision of U.S. securities laws may be fined up to $5 million ($25 million for entities) and/or imprisoned for up to twenty years.

In addition, U.S. law empowers the government to seek significant civil penalties against anyone found liable of insider trading, including as tippers or tippees. The amount of a penalty could total three times the profits made or losses avoided. All those who violate U.S. insider trading laws, including tippers and tippees could be subject to the maximum penalty. The maximum penalty may be assessed even against tippers for the profits made or losses avoided by all people you gave the information to or anyone they then passed the information on to. In addition, civil penalties of the greater of $2 million or three times the profits made or losses avoided can be imposed on any person who “controls” a person who engages in illegal insider trading.

Subject to applicable law, Company employees who violate this Policy may also be subject to discipline by the Company, up to and including termination of employment. Needless to say, a violation of law, or even a governmental or regulatory investigation that does not result in prosecution, can tarnish your reputation and irreparably damage your career.

If you are located or engaged in dealings outside the U.S., you should be aware that laws regarding insider trading and similar offenses differ from country to country. You must abide by the laws in the country where you are located in addition to the U.S. securities laws. If a local law conflicts with this Policy, you should consult Company management or Legal.

WALDENCAST PLC

ADDENDUM TO
INSIDER TRADING POLICY

INTRODUCTION

This Addendum explains requirements and procedures that apply to all directors and officers of Waldencast plc or one of its subsidiaries (together, “we,” “us,” or the “Company”), as well as designated Company employees who have access to material nonpublic information about the Company (collectively, “Covered Persons”), and is in addition to and supplements the Company’s Insider Trading Policy (the “Policy”). Please note that this Addendum applies to all Waldencast Securities that you hold or may acquire in the future during your employment with the Company. Any capitalized terms used in this Addendum but not defined in it, have the meanings given to them in the Policy.

Please read this Addendum carefully. When you have completed your review, please sign the attached acknowledgment form and return it to Legal.

PRE-CLEARANCE PROCEDURES

As a Covered Person, you and your Related Insiders may not engage in any transaction involving Waldencast Securities (including the exercise of stock options or warrants, sales of shares issued under stock options, RSUs or other equity awards, gifts of shares, loans using Waldencast Securities as collateral, contributions of shares to a trust, or any other transfers) without first obtaining pre-clearance of the transaction from Legal or, if you are not a member of Company management, Company management. Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under applicable laws and regulations. Any advice you receive from Company management or Legal will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of any transaction. Clearance of a transaction is valid only for a 48-hour period. If you do not place the transaction order within that 48-hour period, you must re-request clearance of the transaction. If clearance is denied, the fact of such denial must be kept confidential by you.

When a request for pre-clearance is made, you should carefully consider whether you may be aware of any material nonpublic information about the Company and should fully describe your circumstances to the appropriate member of Company management or Legal. You should also be prepared to comply with applicable securities laws at the time of any sale.

BLACKOUT PERIODS

As a Covered Person, you and your Related Insiders are subject to the following blackout periods, during which you/they may not trade in Waldencast Securities (except by means of pre-arranged 10b5-1 Plans established in compliance with this Addendum).

Remember to cancel any “limit” orders or other pending trading orders you have in place during a blackout period (unless the orders were made pursuant to your 10b5-1 Plan).

Quarterly Blackout. Because the announcement of the Company’s quarterly financial results will almost always have the potential to have a material effect on the market for the Company’s securities, all Covered Persons are prohibited from trading in the Company’s securities during the period (i) beginning on the fifteenth (15th) day of the third month of the quarter (March 15, June 15, September 15 and December 15 each year) and (ii) ending after the first full trading day following the release of the Company’s earnings for that quarter. For example, if we issue an earnings release on a Wednesday, you may not trade in Waldencast Securities until open of markets on Friday.

Interim Earnings Guidance Blackout. The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 6-K or Form 8-K, as applicable, or other means designed to achieve public dissemination of the information. You should expect that trading will be blacked out while the Company is in the process of assembling the information to be released until after the first full trading day following the release of the information.

Event Specific Blackout. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers or employees. The existence of an event-specific blackout will not be announced generally, but you will be informed if you are subject to the event specific blackout. If you are informed that the Company has implemented a special blackout, you may not disclose the fact that trading has been suspended to anyone, including other Company employees (who may themselves not be subject to the special blackout), family members (other than those subject to this Policy who would be prohibited from trading because you are), friends or brokers. You should treat the imposition of a special blackout period as material nonpublic information.

NOTE: Even if a blackout period is not in effect, at no time may you trade in Waldencast Securities if you have material nonpublic information about the Company. The failure of the Company to notify you of an event specific blackout will not relieve you of the obligation not to trade while in possession of material nonpublic information.

RULE 10B5-1 TRADING PLANS

SEC Rule 10b5-1 provides an affirmative defense against insider trading liability. This does not protect you from having any transactions you engage in investigated by the SEC, but can provide a defense for you if you are subject to an investigation. You can rely on this defense and trade in Waldencast Securities, regardless of whether you have material nonpublic information about the Company, if your trade is made under a written trading plan adopted by you in good faith when you were not aware of any material nonpublic information and that plan complies with the requirements of Rule 10b5-1 (a “10b5-1 Plan”). Our shareholder services provider, Fidelity, our your own personal broker can help you with creating a 10b5-1 Plan.

If you want to enter into a 10b5-1 Plan, you must submit a copy of your proposed 10b5-1 Plan to Company management or Legal for approval at least five (5) business days before you want to adopt the 10b5-1 Plan. You may not adopt a 10b5-1 Plan during a blackout period or when you are aware of material nonpublic information about the Company.

Once the 10b5-1 Plan is adopted, you must not exercise any subsequent influence or control over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. Trades should happen automatically under the 10b5-1 Plan according to the provisions of the plan. You may amend, replace, or terminate your 10b5-1 Plan only during periods when trading is permitted in accordance with this Policy, and you must submit any proposed amendment, replacement or termination of your 10b5-1 Plan to Company management or Legal for approval at least five (5) business days prior to adoption. You should understand that frequent changes or terminations of a 10b5-1 Plan may call into question whether you entered into the plan in good faith (and therefore may jeopardize your ability to use the affirmative defense against insider trading allegations).

ACKNOWLEDGEMENT

All directors, officers and other employees subject to the procedures set forth in this Addendum must acknowledge their understanding of, and intent to comply with, the Policy and this Addendum on the form attached to this Addendum.

INSIDER TRADING POLICY ADDENDUM ACKNOWLEDGMENT FORM

I have read and understand the Company’s Insider Trading Policy and the Addendum attached to it (together, the “Insider Trading Policy”). I agree to comply fully with all policies and procedures contained in the Insider Trading Policy for as long as I am subject to the Insider Trading Policy. If I am an employee of Waldencast plc, I acknowledge that the Insider Trading Policy is a statement of policies and procedures and does not, in any way, constitute an employment contract or an assurance of continued employment.

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